Exhibit 99.1
Chart Industries Names Jeffrey R. Lass as Chief Financial Officer

ATLANTA, GA, January 14, 2019 - Chart Industries, Inc. (Chart) (Nasdaq: GTLS) today announced that Jeffrey R. Lass has joined as Vice President & Chief Financial Officer (CFO). Lass will oversee the global finance and IT organizations.
“We are very excited to add Jeff to the Chart Executive Leadership team. He brings a wealth of financial as well as operational experience and proven leadership skills to Chart,” said Evanko.
Lass joins Chart after serving as Vice President of Finance & Operations and Chief Financial Officer of CognitiveScale. Prior to that, he served as Vice President and Chief Financial Officer of Dover Fueling Solutions from December 2016 to May 2018, and previously served in various executive roles for Wayne Fueling Systems (both as part of its ownership by General Electric and Riverstone Holdings after its separation from General Electric in 2014) from February 2011 through December 2016. Lass also previously held Finance roles at Dresser, Inc., Pavilion Technologies, Trilogy Software, Inc. Applied Materials, Inc. and Pricewaterhouse LLP.
Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries.  The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related.  Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and Latin America.  For more information, visit: http://www.chartindustries.com.
Jillian Evanko
CEO
630-418-9403
Jillian.Evanko@chartindustries.com